Exhibit (b)(11)

                                  AMENDMENT OF
                             ILLINOIS POWER COMPANY
                      EXECUTIVE INCENTIVE COMPENSATION PLAN

     (As Amended and Restated Effective as of January 1, 1992)

     WHEREAS, Illinois Power Company (the "Company") maintains the Illinois Power Company Executive Incentive
Compensation Plan (the "Plan"); and

     WHEREAS, amendment of the Plan is now deemed desirable;

     NOW, THEREFORE, IT IS RESOLVED that, by virtue and in exercise of the amending authority reserved to the Company under the Plan, the Plan is hereby amended, effective January 1, 1997, by substituting the following for the "Eligibility" section of the Plan:

     "Eligibility

     The Board of Directors of the Company (the 'Board'), in its discretion, shall designate those elected officers of the Company who will participate in the Plan for each Plan Year, which is the calendar year. The Board of Directors of each Subsidiary (as defined below), in its discretion, shall designate those officers of such Subsidiary who will participate in the Plan for each Plan Year. The Participants for each Plan Year normally will be designated by the applicable Board of Directors prior to the beginning of the year; provided, however, for the Plan Year beginning January 1, 1997, Participants who are employed by a Subsidiary may be designated by the Board of Directors of such Subsidiary no later than [February 28, 1997]. If an individual is designated as a Participant in the middle of a Plan Year, the Participant's award will be pro-rated based upon the number of completed months of service between the date of eligibility and the end of the Plan Year. For purposes of the Plan, 'Subsidiary' means any company during any period in which it is a 'subsidiary corporation' as that term is defined in section 424(f) of the Internal Revenue Code with respect to the Company."